Exhibit 10.5

EXECUTION COPY

Interim Services Agreement

December 8, 2010

Mr. Joseph M. Limber

Chairman of the Board

Molecular Insight Pharmaceuticals, Inc.

160 Second Street

Cambridge, MA 02142

Dear Mr. Limber:

Tatum, a division of SFN Professional Services LLC (“Tatum,” “we,” “us” or “our”) is pleased that Molecular Insight Pharmaceuticals, Inc. (“Company,” “you” or “your”) has selected us to provide you with outsourced interim services. The services (the “Services”) and fees will be more particularly described on the Schedule attached hereto and will be provided by the individual resource (the “Tatum Resource”) identified on such Schedule. Schedules for any additional Tatum services or personnel may be added from time to time upon the mutual written agreement of the parties. In addition, upon the request of the Company and the execution of an additional Schedule to this agreement (the “Agreement”), Tatum will provide search services to the Company, all as more particularly described on such Schedule.

1. Engagement. The Tatum Resource will be one of Tatum’s professionals as specified on the applicable Schedule, and we will be solely responsible for determining the conditions, terms and payment of compensation and benefits for the Tatum Resource. You will be solely responsible for providing the Tatum Resource with day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services. Tatum will have no oversight, control, or authority over the Tatum Resource with respect to the Services. The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes. The Company will designate a management-level individual to be responsible for overseeing the Services, and the Tatum Resource will report directly to such individual with respect to the provision of the Services. Unless the Tatum Resource is acting as an executive officer of the Company and is authorized by the Company to make such decision, the Company will not permit or require the Tatum Resource to be the ultimate decision making authority for any material decision relating to your business, including, without limitation, any proposed merger, acquisition, recapitalization, financial strategy or restructuring. It is acknowledged and agreed by us that the Tatum Resource will be, and will remain except as otherwise contemplated by Section 5 below, an independent contractor to the Company during the term of this Agreement. While the Tatum Resource is providing Services to the Company under this Agreement, the Company shall not be liable for any tax, social security, unemployment, health insurance or other withholdings, or for providing any health, welfare or other benefits to the Tatum Resource, any and all such obligations being the sole responsibility of Tatum to the extent required by applicable law.

Molecular Insight Pharmaceuticals, Inc. December 8, 2010

2. Company Circumstances; Bankruptcy Court Approval.

(a) The Company acknowledges to Tatum and the Tatum Resource that, as of the date of this Agreement, the Company is contemplating filing a voluntary petition for relief (the “Bankruptcy Case”) under Chapter 11, title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”). Although the Tatum Resources will endeavor to assist the Company in finding alternatives to bankruptcy, Tatum and the Tatum Resources offer no assurances that the Company can otherwise be restructured or that the Company’s financial condition can be reversed. In addition, Tatum and the Company will discuss the need for additional Tatum resources with specialized skills in working with companies undergoing significant debt and equity restructuring, and as needed, Tatum resources with experience helping companies seeking or operating under bankruptcy protection.

(b) In the event the Company commences a Bankruptcy Case, this Agreement, and Tatum’s obligations and responsibilities relating to this engagement, shall be expressly subject to and conditioned upon Bankruptcy Court approval of this Agreement in its entirety. In the event the Company does not file a Motion with the Bankruptcy Court seeking approval of this Agreement in its entirety within seven (7) days of the bankruptcy filing (with a hearing to be held as soon as practicable thereafter), Tatum may, in its sole discretion, without prejudice to its other rights and remedies and without any liability arising therefrom, terminate this Agreement. Without limiting the generality of the foregoing, Tatum any, in its sole discretion, extend the foregoing seven (7) day deadline. In the event the Bankruptcy Court approves this Agreement, but deletes or holds unenforceable certain provisions thereof, Tatum in its sole discretion may accept the Agreement as modified, or may terminate this Agreement as set forth herein, all without prejudice to its other rights and remedies. In the event that Tatum elects to terminate this Agreement, then, promptly upon Tatum’s request, the Company hereby agrees to withdraw or amend any application filed with the Bankruptcy Court to approve Tatum’s retention in the Bankruptcy Case.

(c) In the event that Tatum determines, in its sole discretion, that additional services requested are beyond the scope of this engagement, the Company agrees to file a motion with the Bankruptcy Court seeking approval of the expansion of Tatum’s retention to include additional services.

3. Fees and Expenses. Subject to Section 4(b) hereof, you will pay us the fees set forth on the applicable Schedule. In addition, you will reimburse Tatum directly for all travel and out of pocket expenses incurred in connection with this Agreement (including any Schedules), so long as such expenses are incurred in compliance with the Company’s expense reimbursement policy.

4. Payment Terms.

(a) Payments to Tatum should be made upon receipt of invoice by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by us

Molecular Insight Pharmaceuticals, Inc. December 8, 2010

from time to time. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges. In lieu of terminating this Agreement, we may suspend the provision of any Services if amounts owed are not paid in accordance with the terms of this Agreement.

Bank Name and Address:	Bank of America
1950 North Stemmons Freeway, Suite 5010
Dallas, Texas 75207
Beneficiary:	Tatum
Beneficiary Account Number:	3751 80 4507
ABA Transit/Routing Number:	111000012

Please reference “Molecular Insight Pharmaceuticals, Inc.” in the body of the payment.

(b) In the event the Company commences a Bankruptcy Case, Tatum’s fees and expenses shall be subject to Bankruptcy Court approval and Tatum shall be paid in accordance with procedures established by the Bankruptcy Court governing the payment of professional generally and any order authorizing the engagement. You further agree that, if required, you will file with the Bankruptcy Court, at no additional cost to Tatum, fee application(s) or other required documentation on behalf of Tatum with respect to the Services, in form and substances reasonably acceptable to Tatum.

5. Effective Date and Termination. Subject to Section 2 hereof, this Agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, and (ii) the date of the last signature to this Agreement as indicated on the signature page. Either party may terminate this Agreement or any Schedule effective immediately upon written notice to the other party.

6. Hiring the Tatum Resource Outside of a Tatum Agreement. If, at any time during the time frame in which a Tatum Resource is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this Agreement or another Tatum agreement, the Company or any of its subsidiaries or affiliates employs such Tatum Resource, or engages such Tatum Resource as an independent contractor, the Company will pay Tatum a placement fee in an amount equal to 35% of the Annualized Compensation (as defined below). “Annualized Compensation” is defined as salary, incentive, signing and other bonuses, and any other cash compensation that may be earned by the Tatum Resource during the first 12 months of service with the Company (or its subsidiary or affiliate) after termination of the applicable Schedule or other applicable Tatum agreement regardless of when such compensation is actually paid. The placement fee shall be due (a) in case of the base salary, upon commencement of the Tatum Resource’s engagement or employment with the Company (or its subsidiary or affiliate), and (b) in case of other payments, within 30 days after the payment of the applicable category of compensation to the Tatum Resource. Tatum represents and warrants that any Tatum Resource hired by the Company pursuant to this Section 6 will have no financial interest with Tatum at the

Molecular Insight Pharmaceuticals, Inc. December 8, 2010

time the Tatum Resource is hired by the Company of sufficient materiality that SEC disclosure is required.

7. Warranties and Disclaimers. We disclaim all representations and warranties, whether express, implied or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose. Without limiting the foregoing, we make no representation or warranty with respect to the Tatum Resource or the Services provided hereunder, and we will not be responsible for any action taken by you in following or declining to follow any of the Tatum Resource’s advice or recommendations. The Services provided by Tatum and the Tatum Resource hereunder are for the sole benefit of the Company and not any unnamed third parties. The Services will not constitute an audit, review, opinion, or compilation or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies or laws; provided, however, notwithstanding the foregoing, Tatum and the Tatum Resource acknowledge and agree that any Tatum Resource serving as an officer of the Company may be responsible for all required attestations required by the Company’s auditors and by applicable securities laws.

8. Limitation of Liability; Indemnity.

(a) Any Tatum Resource’s liability in any and all categories and for any and all causes arising under this Agreement, whether based in contract, tort, negligence, strict liability or otherwise, will, in the aggregate, not exceed the actual fees paid by you to us over the previous six months’ of the Agreement with respect to the Tatum Resource from whom the liability arises. In no event will we be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, interruption or loss of business, profit or goodwill. As a condition for recovery of any liability, you must assert any claim against the Tatum Resource within twelve months after discovery or twelve months after the termination or expiration of the applicable Schedule under which the liability arises, whichever is earlier.

(b) You agree to indemnify the Tatum Resource to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Tatum Resource’s services to you, provided however, that in no event shall the Tatum Resource be indemnified if the Debtor or a representative of the estate, asserts a claim for, and a court determines by final order that such claim arose out of the Tatum Resource’s own bad-faith, self-dealing, breach of fiduciary duty (if any), gross negligence or willful misconduct. Tatum agrees to indemnify you to the full extent permitted by law for any losses, costs, damages and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any liability of the Company or its officers and directors relating to the matters set forth in the last two sentences of Section 1 above.

9. Insurance. If the Tatum Resource is serving as an officer or executive of the Company, the Company will maintain directors and officers insurance covering the Tatum Resource in an amount comparable to the amount of insurance carried on other officers of the Company at no

Molecular Insight Pharmaceuticals, Inc. December 8, 2010

additional cost to Tatum or the Tatum Resource, and the Company will maintain such insurance at all times while this Agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least three years following the termination or expiration of the applicable Schedule or will purchase a directors’ and officers’ extended reporting period or “tail” policy to cover the Tatum Resource for such three year time period. If the Company maintains such insurance coverage or purchases a “tail” policy for other officers and directors of the Company that meets the requirements of this Section 9 and also covers the Tatum Resource, a separate insurance or “tail” policy does not need to be purchased for the Tatum Resource. The Tatum Resource agrees to cooperate with the Company in obtaining such insurance. The Company’s directors and officers insurance must be primary and non-contributory. Upon the execution of this Agreement and at any other time requested by Tatum, the Company will provide Tatum a certificate of insurance evidencing that the Company is in compliance with the requirements of this Section with a note in the Description of Operations section of the certificate indicating that the coverage is extended to the Tatum Resource.

10. Confidential Information. Each party including the Tatum Resource personally (the “Receiving Party”) will treat as confidential and prevent unauthorized duplication or disclosure of any confidential or proprietary information, including, without limitation, any information about the Disclosing Party’s (as defined below) products, services, marketing techniques, price lists, customer lists, pricing policies, business methods, business plans, budgets, projections, financial information, and technical information (the “Confidential Information”) of the other party or parties (the “Disclosing Party”) which the Receiving Party may acquire during the course of its activities under this Agreement and will not use any of the Confidential Information for any purpose other than in furtherance of the Receiving Party’s obligations under this Agreement. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party to its employees, members, officers, agents or consultants (the “Representatives”) who need to have access to the Confidential Information, and who are informed by the Receiving Party of the confidentiality obligations imposed by this Agreement. The Receiving Party’s obligations under this Section will not apply to Confidential Information that (a) is or becomes part of the public domain through no fault of Receiving Party or its Representatives; (b) is known to the Receiving Party at the time of receipt of such information from the Disclosing Party; (c) if, after the date hereof, obtained by Receiving Party from a third party who has the legal right to disclose the same without a restriction on disclosure; (d) has been, or is subsequently, independently acquired or developed by the Receiving Party without violating any of the Receiving Party’s obligations under this Agreement; or (e) is required to be disclosed by government regulation, court order or other legal process; provided the Receiving Party provides the Disclosing Party with prompt notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate relief. The Receiving Party acknowledges and understands that any right, title and interest in and to the Disclosing Party’s Confidential Information is vested in the Disclosing Party. The obligations of confidentiality provided hereunder will survive for a period of two (2) years after the expiration or termination of this Agreement for any reason.

Molecular Insight Pharmaceuticals, Inc. December 8, 2010

11. Non-solicitation. Each of Tatum and the Tatum Resource agree that during the term of this Agreement and for a period of 12 months thereafter neither shall induce, recruit or hire, or in any other manner interfere with the employment by the Company of any personnel of the Company with whom Tatum or the Tatum Resource had material contact with as a result of this Agreement. Notwithstanding the foregoing, Tatum may hire Michael Ellen if Michael Ellen’s employment with the Company terminates for any reason, however, Tatum agrees not to solicit or induce Michael Ellen to leave his employment with the Company.

12. Intellectual Property. To the extent the Company has paid Tatum all amounts owed, all written reports, summaries, analyses, memoranda, spreadsheets or other tangible work product prepared by Tatum or the Tatum Resource in connection with the provision of Services hereunder (but specifically excluding any of Tatum’s pre-existing materials) (collectively, “Work Product”) will be considered work made for hire by Tatum and owned by the Company. Tatum and the Tatum resource agree to perform, during or after its engagement, at the Company’ sole cost and expense, such further acts as may be necessary or desirable to transfer and perfect the Company’s ownership of all Work Product, if any. The Company acknowledges and agrees that Tatum is in the business of providing financial and information technology executive and consulting services, and the Company understands that Tatum will continue these activities. Accordingly, subject to any confidentiality obligations of Tatum hereunder and subject to the provisions of this Section 12, nothing in this Agreement will preclude or limit Tatum from providing services and/or deliverables for other clients, irrespective of the possible similarity thereof to materials which might be delivered to the Company.

13. Conflicts and Connections. Tatum has caused to be submitted for review, by its conflicts check system, the names of certain parties in interest provided by the Company. Tatum completed a search of its client database to determine whether it has had or has any relationship with the Company, the Company’s current and former officers and directors, certain of its most significant shareholders and bondholders, and various other potential parties in interest, as identified by the Company. Based upon this search, Tatum knows of no fact or situation that would represent a conflict of interest for Tatum with respect to the Company. However, Tatum wishes to disclose the matters as set forth below and will prepare an “Affidavit of Disinterestedness” containing the same information to be attached to any application to retain Tatum in a Bankruptcy Case:

(i) The Mergis Group, the non-technology professional services division of SFN Professional Services LLC (“SFN”), provided temporary personnel to Morgan Stanley & Co. (“Morgan Stanley”), one of the Company’s bondholders, during the preceding twelve month period. None of the individuals placed at Morgan Stanley & Co were officers or directors or had financial decision-making responsibilities.

(ii) SFN’s technology services division, Technisource, filled technical positions for Morgan Stanley with employees on a temporary/project basis. None of the individuals staffed at Morgan Stanley & Co were officers or directors or had financial decision-making responsibilities.

Molecular Insight Pharmaceuticals, Inc. December 8, 2010

(iii) Don Wallroth, a former Tatum partner, previously served as the Company’s Chief Financial Officer during the period August 16, 2007 through August 9, 2009 pursuant to Full-Time Permanent Engagement Resources Agreement.

(iv) Michael Ellen, formerly the Company’s Controller, is both a consultant to the Company and a Tatum “senior partner”1.

(v) Mark Attarian (the Tatum Resource) served as a consultant to the Company for the periods April 10, 2007 through August 19, 2007 and November 8, 2010 through the filing date of the Company’s bankruptcy filing.

Because Tatum is a professional services firm which serves clients on an international basis, it is possible that Tatum may have rendered or will render services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of this engagement, Tatum will not represent, and Tatum has not represented, the interests of any such entities or people in connection with this matter.

14. Governing Law, Arbitration and Witness Fees.

(a) This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws provisions.

(b) If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in the Boston, Massachusetts office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties. In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA. The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this section. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and Tatum may pursue payment of any unpaid amounts due under this Agreement through any court of competent jurisdiction. In the event the Company commences a Bankruptcy Case, this Section 14(b) shall terminate and the Bankruptcy Court shall have jurisdiction over any dispute arising out of or in connection with this Agreement.

1 As a “senior partner”, Mr. Ellen has access to certain resources within Tatum; he does not, however, have any pecuniary interest in Tatum.

Molecular Insight Pharmaceuticals, Inc. December 8, 2010

(c) In the event any professional of Tatum (including, without limitation, any Tatum Resource) is requested or authorized by you or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against you or by you against a third party, you will, so long as Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its professional’s time (based on customary rates) and expenses, as well as the fees and expenses of its counsel, incurred in responding to such requests. This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this Agreement.

15. Miscellaneous.

(a) This Agreement together with all Schedules constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to this Agreement will be valid unless in writing and signed by both parties.

(b) If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c) Neither party will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. The waiver by any party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

(d) Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(e) You may not assign your rights or obligations under this Agreement without the express written consent of Tatum. Nothing in this Agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Resources.

(f) The expiration or termination of this Agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this Agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses and liquidated damage fees), governing law, arbitration, limitation of liability and indemnity.

Molecular Insight Pharmaceuticals, Inc. December 8, 2010

(g) You agree to reimburse Tatum for all costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and arbitration fees) incurred by Tatum in enforcing collection of any amounts due under this Agreement, except to the extent such amounts are disputed in good faith.

(h) You agree to allow us to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

(i) The parties acknowledge and agree that this Agreement does not pertain to any other divisions, affiliates, and/or subsidiaries of SFN Group, Inc. unless otherwise specified herein.

We appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided. We would be pleased to discuss this Agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

Sincerely, Tatum, a division of SFN Professional Services LLC

By:	/s/ Janice D. DiPietro
Janice D. DiPietro National Managing Partner, Consulting

Accepted and agreed to this 8th day of December 2010:

Molecular Insight Pharmaceuticals, Inc.

By:	/s/ Joseph M. Limber
Joseph M. Limber Chairman of the Board

Accepted and agreed insofar as it relates to the undersigned’s personal obligations in Sections 6, 8, 10, 11 and 12 of the Agreement and Schedule A thereto:

By:	/s/ Mark A. Attarian
Mark A. Attarian Partner

**********

Molecular Insight Pharmaceuticals, Inc. December 8, 2010

Interim Services Agreement

Schedule A

This Schedule A is entered into in connection with that certain Interim Services Agreement, dated December 7, 2010, (the “Agreement”), by and between Tatum, a division of SFN Professional Services LLC (“Tatum,” “we,” “us” or “our”) and Molecular Insight Pharmaceuticals Inc. (“Company,” “you” or “your”) and will be governed by the terms and conditions of the Agreement.

Tatum Resource Name: Mark A. Attarian

Position: Interim Executive Vice President & Chief Financial Officer2

Company Supervisor: Chief Executive Officer

Start Date; Term: See Section 5 of the Agreement. Minimum term of 90 days, with automatic 30 day extension, unless 10 business day advance notification of termination is received in writing.

Replacement: If you are dissatisfied with the Services provided by the Tatum Resource, we will immediately remove the Tatum Resource and endeavor to furnish a replacement as soon as reasonably practical. We do not guarantee that we will be able to find a suitable replacement. If you notify us of your dissatisfaction with the Services provided by the Tatum Resource prior to the conclusion of the Tatum Resource’s third day of work, we will not charge you for the first 16 hours worked by the Tatum Resource.

Fees: Services of the Tatum Resource on a full time basis will be provided for $42,400 a month for up to 50 hours per week. If the services of the Tatum Resource are only needed on a part-time basis, the fee structure for the Tatum Partner will be $230.00 per hour for up to 50 hours per week. All hours over 50 per week by the Tatum Resource will be billed at $318.00 per hour. Should the assignment in any month require or be projected to require less than 45 hours per week, both parties agree to re-visit the fee schedule. If using a monthly fee, the fees will be prorated for the first and final fee period based on the number of days in such period. The Tatum Resource agrees to consult with the Company’s Chief Executive Officer if, for any weekly period, past the initial assessment period, the expected hours required of the Tatum Resource are likely to materially exceed 50 hours per week.,

In addition, Tatum reserves the right to seek a success fee or bonus in connection with this Engagement. The Parties have agreed to discuss the potential for a cash bonus and/or success fee for Tatum during the term of this Schedule, with any goals that will warrant such bonus and/or success to be agreed upon by Tatum and the Company by December 13, 2010 and set

2 The Company confirms that this title is an officer and appointed in accordance with the Company’s bylaws, and it is not a “director” position in the sense of being a member of the Company’s Board of Directors.

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forth on an Exhibit to this Schedule to be executed by the parties and attached hereto. In the event the Company commences a Bankruptcy Case, such success fee or bonus will be subject to Bankruptcy Court approval.

Receipt of Payments. During the ninety days prior to the date hereof, the Company paid Tatum $80,000. Such amount was deposited into our account and shall be applied as follows:

(a) in the event the Company commences a Bankruptcy Case, Tatum will apply the advance payment to all amounts due to it, including an estimate of pre-bankruptcy fees and expenses incurred by Tatum but not billed prior to the filing date. The excess advance payment, if any, will be held by Tatum for application to post-petition fees and expenses. If no such fees are payable by the Company, such excess amount will be refunded to the Company, without interest, at the conclusion of this engagement, or

(b) if the Company does not commence a Bankruptcy Case, the excess advance payment will be applied to Tatum’s final invoice at the conclusion of this engagement and any excess advance payment will be refunded to you, without interest, at that time.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

Tatum, a division of SFN Professional Services LLC		Molecular Insight Pharmaceuticals, Inc.

By:	/s/ Janice D. DiPietro	By:	/s/ Joseph M. Limber
	Janice D. DiPietro National Managing Partner, Consulting		Joseph M. Limber Chairman of the Board